SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1
       (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                          BMJ Medical Management, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    055950109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-(c)

     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 14 Pages

                       Exhibit Index Contained on Page 13

----------------------------------------------------------                    ---------------------------------------
CUSIP NO.  055950109                                             13 G                   Page 2 of 14 Pages
----------------------------------------------------------                    ---------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Delphi Ventures III, L.P. ("DV III")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [ ]     (b) [X]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ --------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,335,106  shares,  except that Delphi Management Partners III,  L.L.C.
           BENEFICIALLY                       ("DMP II"),  the general partner  of DVIII,  and Bochnowski,  Douglass,
       OWNED BY EACH REPORTING                Lothrop, and Yu the general partners of DMP III,  may be deemed to have
             PERSON                           shared power to vote these shares.
              WITH
                                     -------- -----------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,335,106  shares,  except that DMP III, the general  partner of DVIII, and Bochnowski,  Douglass,  Lothrop, and Yu the general partners of DMP
                                              III, may be deemed to have shared power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ --------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,335,106
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.50%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO.  055950109                                             13 G                   Page 3 of 14 Pages
----------------------------------------------------------                    ---------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Delphi BioInvestments III, L.P. ("DBI III")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [ ]     (b) [X]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ --------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          24,036 shares,  except that DMP III, the general partner of DV III, and
           BENEFICIALLY                       Bochnowski, Douglass,  Lothrop and Yu, the general partners of DMP III,
       OWNED BY EACH REPORTING                may be deemed to have shared power to vote these shares.
              PERSON
               WITH
                                     -------- -----------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              24,036 shares,  except that DMP III, the general partner of DV III, and
                                              Bochnowski,  Douglass, Lothrop and Yu, the general partners of DMP III, may be deemed to have shared power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       24,036
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                    [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.14%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO.  055950109                                             13 G                   Page 4 of 14 Pages
----------------------------------------------------------                    ---------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Delphi Management Partners III, L.L.C. ("DMP III")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [ ]     (b) [X]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ --------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- -----------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,359,142  shares,  of which 1,335,106 are directly owned by DV III and
                                              24,036 are directly owned by DBI III. DMP III is the general partner of
                                              DV III and DBI III and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,359,142  shares,  of which 1,335,106 are directly owned by DV III and
                                              24,036 are directly owned by DBI III. DMP III is the general partner of
                                              DV III and DBI III and may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,359,142
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                    [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.64%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO.  055950109                                             13 G                   Page 5 of 14 Pages
----------------------------------------------------------                    ---------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      James J. Bochnowski ("Bochnowski")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [ ]     (b) [X]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- -----------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,359,142  shares,  of which 1,335,106 are directly owned by DV III and
                                              24,036 are directly  owned by DBI III. DMP III, the general  partner of
                                              DV III and DBI III, and  Bochnowski,  a general partner of DMP III, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,359,142  shares,  of which 1,335,106 are directly owned by DV III and
                                              24,036 are directly  owned by DBI III. DMP III, the general  partner of
                                              DV III and DBI III, and  Bochnowski,  a general partner of DMP III, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,359,142
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.64%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO.  055950109                                             13 G                   Page 6 of 14 Pages
----------------------------------------------------------                    ---------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      David L. Douglass ("Douglass")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [ ]     (b) [X]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- -----------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,359,142  shares,  of which 1,335,106 are directly owned by DV III and
                                              24,036 are directly  owned by DBI III. DMP III, the general  partner of
                                              DV III and DBI III, and Douglass,  a general partner of DMP III, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,359,142  shares,  of which 1,335,106 are directly owned by DV III and
                                              24,036 are directly  owned by DBI III. DMP III, the general  partner of
                                              DV III and DBI III, and Douglass,  a general partner of DMP III, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,359.142
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.64%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                              IN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO.  055950109                                             13 G                   Page 7 of 14 Pages
----------------------------------------------------------                    ---------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Donald J. Lothrop ("Lothrop")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [ ]     (b) [X]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- -----------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,359,142  shares,  of which 1,335,106 are directly owned by DV III and
                                              24,036 are directly  owned by DBI III. DMP III, the general  partner of
                                              DV III and DBI III, and Lathrop,  a general  partner of DMP III, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,359,142  shares,  of which 1,335,106 are directly owned by DV III and
                                              24,036 are directly  owned by DBI III. DMP III, the general  partner of
                                              DV III and DBI III, and Lathrop,  a general  partner of DMP III, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,359,142
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.64%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                              IN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO.  055950109                                             13 G                   Page 8 of 14 Pages
----------------------------------------------------------                    ---------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Debra Yu ("Yu")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [ ]     (b) [X]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- -----------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,359,142  shares,  of which 1,335,106 are directly owned by DV III and
                                              24,036 are directly  owned by DBI III. DMP III, the general  partner of
                                              DV III and DBI III, and Yu, a general partner of DMP III, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,359,142  shares,  of which 1,335,106 are directly owned by DV III and
                                              24,036 are directly  owned by DBI III. DMP III, the general  partner of
                                              DV III and DBI III, and Yu, a general partner of DMP III, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,359,142
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.64%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                              IN
------------ --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 9 of 14 Pages

ITEM 1(a).        NAME OF ISSUER:

                  BMJ Medical Management, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  4800 North Federal Hwy
                  Boca Raton, FL  33431

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by Delphi Ventures III, L.P., a Delaware limited partnership ("DV III"), Delphi BioInvestments III, L.P. ("DBI III"), Delphi Management Partners III, L.P., a Delaware limited partnership ("DMP III"), James J. Bochnowski ("Bochnowski"), David L. Douglass ("Douglass"), Donald J. Lothrop ("Lothrop") and Debra Yu ("Yu"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  DMP III is the general partner of DV III and DBI III, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by DV III and DBI III. Bochnowski, Douglass, Lothrop and Yu are the general partners of DMP III, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by DV III and DBI III.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address for each of the Reporting Persons is:

                  Delphi Ventures
                  3000 Sand Hill Rd.,
                  Building I, Suite 135
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:

                  DV III, DBI III and DMP III are Delaware limited partnerships, and Bochnowski, Douglass, Lothrop and Yu are United States citizens.


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP #  055950109

ITEM 3.           Not Applicable

                                                             Page 10 of 14 Pages

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1998:

                    (a) Amount beneficially owned:

                        See Row 9 of cover page for each Reporting Person.

                    (b) Percent of Class:

                        See Row 11 of cover page for each Reporting Person.

                    (c) Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote:

                              See Row 5 of cover page for each Reporting Person.

                        (ii)  Shared power to vote or to direct the vote:

                              See Row 6 of cover page for each Reporting Person.

                        (iii) Sole   power   to   dispose   or  to  direct   the
                              disposition of:

                              See Row 7 of cover page for each Reporting Person.

                        (iv)  Shared   power   to  dispose  or  to   direct  the
                              disposition of:

                              See Row 8 of cover page for each Reporting Person.

                                                             Page 11 of 14 Pages


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of DV III, DBI III, and DMP III, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                                                             Page 12 of 14 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1999

                                            /s/  James  J.   Bochnowski
                                            ------------------------------------
                                            James J.  Bochnowski,  individually,
                                            and  on  behalf  of  DVIII,  in  his
                                            capacity as a general partner of DMP
                                            III,  the general  partner of DVIII,
                                            on  behalf   of  DBI  III,   in  his
                                            capacity as a general partner of DMP
                                            III, the general partner of DBI III,
                                            and  on  behalf  of  DMP  III in his
                                            capacity   as  a   general   partner
                                            thereof.



                                            /s/ David L. Douglass
                                            ------------------------------------
                                            David L. Douglass



                                            /s/ Donald J. Lothrop
                                            ------------------------------------
                                            Donald J. Lothrop



                                            /s/ Debra Yu
                                            ------------------------------------
                                            Debra Yu

                                                             Page 13 of 14 Pages

                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:  Agreement of Joint Filing                                   14

                                                             Page 14 of 14 Pages


                                    EXHIBIT A

                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of BMJ Medical Management, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  February 11, 1999

                                            /s/ James J. Bochnowski
                                            ------------------------------------
                                            James J.  Bochnowski,  individually,
                                            and  on  behalf  of  DVIII,  in  his
                                            capacity as a general partner of DMP
                                            III,  the general  partner of DVIII,
                                            on  behalf   of  DBI  III,   in  his
                                            capacity as a general partner of DMP
                                            III, the general partner of DBI III,
                                            and  on  behalf  of  DMP  III in his
                                            capacity   as  a   general   partner
                                            thereof.



                                            /s/ David L. Douglass
                                            ------------------------------------
                                            David L. Douglass



                                            /s/ Donald J. Lothrop
                                            ------------------------------------
                                            Donald J. Lothrop



                                            /s/ Debra Yu
                                            ------------------------------------
                                            Debra Yu